UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2009

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                          (240) 632-0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 -- Other Events

Item 8.01 Other Events.

On August 31, 2009, GenVec, Inc., a Delaware corporation (“GenVec”), closed its previously announced registered offering of 8,000,000 shares of its common stock (the “Shares”), par value $0.001 per share (“Common Stock”), and warrants (the “Warrants”) to purchase up to an aggregate of 4,000,000 shares of Common Stock (the “Offering”).  The Shares and the Warrants were sold in units (“Units”) at a price of $0.75 per Unit, with each unit consisting of one share of Common Stock and 0.50 warrants to purchase one share of Common Stock at an exercise price of $0.828 per share.  The Shares and the Warrants were issued separately.  The Warrants have a five year term from the date of issuance, are not exercisable prior to February 28, 2010, and include provisions providing for adjustments to the number of shares exercisable thereunder upon stock dividends, stock splits, and similar events.

The gross proceeds of the offering were $6.0 million and net proceeds, after deducting the placement agent’s fees and estimated offering expenses payable by GenVec, are expected to be approximately $5.6 million.  GenVec will use the proceeds from the Offering for further development of its lead clinical program, TNFerade™, and other general corporate purposes.

Merriman Curhan Ford & Co., acted as the exclusive placement agent for the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: August 31, 2009	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary